Exhibit 5.1

July 2, 2021

Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to an additional 14,100,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company that the Company may issue pursuant to the 2020 Omnibus Incentive Plan, as amended (the “Plan”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement;
2.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.The Fourth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5.Resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) relating to the issuance of the Shares and the approval of the Plan, certified as of the date hereof by an officer of the Company;
6.The Plan, certified as of the date hereof by an officer of the Company;
7.The Company’s Current Report on Form 8-K, Commission File No. 000-54691, filed with the United States Securities and Exchange Commission on June 18, 2020, reporting the results on the vote by the Company’s stockholders on a proposal to approve the Plan;
8.The Company’s Current Report on Form 8-K, Commission File No. 000-54691, filed with the United States Securities and Exchange Commission on June 21, 2021, reporting the results on the vote by the Company’s stockholders on a proposal to approve the First Amendment to the Plan;
9.A certificate executed by an officer of the Company, dated as of the date hereof; and
10.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

Phillips Edison & Company, Inc.
July 2, 2021

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.None of the Shares will be issued in violation of any restriction or limitation contained in Article V of the Charter or the Plan. Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter or the Plan.
6.Each option, stock appreciation right, restricted stock award, restricted stock unit award, deferred stock unit award, performance award, dividend equivalent award, other stock-based award, performance-based cash award, OP unit, phantom unit or other security exercisable or exchangeable for a Share (each, an “Award”) will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, including any stock option agreement, stock appreciation right agreement, restricted stock award agreement, restricted stock unit award agreement, deferred stock unit award agreement, performance award agreement, dividend equivalent award agreement, stock or other stock-based award agreement, OP unit award agreement, phantom unit award agreement or other similar agreement entered into in connection therewith (each, an “Award Agreement”), at the time of any award, exercise or settlement of such Award.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the Plan and any Award Agreement, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal or other state law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Phillips Edison & Company, Inc.
July 2, 2021

and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP